Exhibit 99.1

FULL HOUSE RESORTS ANNOUNCES SECOND QUARTER RESULTS

- Revenues Increased 33.8% to $59.4 Million

- The Temporary by American Place Completes Its First Full Quarter of Operations;

Illinois Sportsbook Expected to Commence Operations Shortly

- Opening of Chamonix Casino Hotel in Colorado Slated for December 26, 2023

Las Vegas – August 8, 2023 – Full House Resorts, Inc. (Nasdaq: FLL) today announced results for the second quarter ended June 30, 2023, including updates regarding its growth pipeline.

“The Temporary by American Place completed its first full quarter of operations, recording $20.3 million in revenue and $4.1 million in Adjusted Property EBITDA,” said Daniel R. Lee, President and Chief Executive Officer of Full House Resorts. “The trends at The Temporary are similar to those of many other successful casinos. The number of visitors surged at opening in mid-February and then, after a short lull, has grown steadily since April. Meanwhile, its win per admission, while still less than more-established casinos in Illinois, has grown steadily since opening, as regular players replace people who were more tourists than gamblers. Note that in July, our fifth full month of operations, the property’s reported gaming revenues ranked sixth out of the 13 casinos in operation in Illinois. Our expenses relative to revenues have been higher than we expect them to be at ‘maturity,’ reflecting primarily our costs to train new personnel, especially dealers, and additional advertising and marketing costs. We currently have 48 table games on the casino floor, of our planned 50 tables. Due to staffing challenges, however, we are currently operating only approximately 30 of those tables on a typical weekend evening. The shortage of dealers also affects the number of tables that we operate in non-peak periods. We continue to operate our own dealer school, where potential dealers are paid during their several weeks of training, which affects margins and profitability, but is necessary to reach the property’s potential. Our marketing expenses are also expected to gradually become more efficient over time, as we build a database and achieve broader brand recognition.

“The Temporary initially opened to the public on February 17, 2023, just 14 months after we were selected by the Illinois Gaming Board to develop the Waukegan opportunity. It opened with limited food service, limited hours of operation, and low table game limits. We currently operate two restaurants on most days, one in the evenings and the other for lunch. The property’s high-end restaurant, North Shore Steaks and Seafood, is expected to open later this year. Our casino is now open 24 hours per day on weekends and from 8:00 a.m. to 4:00 a.m. during the week. As of May 13, we have been able to set our own table game betting limits, which are now up to $5,000 per hand. Table limits may increase further as our casino staff gains greater experience. As noted, we continue to hire and train dealers, which will allow us to operate more table games during busy periods. Our on-site sportsbook, which will be operated in partnership with Circa Sports, is expected to open shortly. Circa Sports is also expected to begin online sports betting in Illinois soon, with the first payment under our agreement due in mid-August.”

Continued Mr. Lee, “At our Chamonix project in Cripple Creek, Colorado, meaningful construction continues, with exteriors now largely complete. Within the main hotel tower, our contractor is completing guest rooms and we anticipate beginning the installation of furniture shortly. The extensive millwork in the casino and high-end restaurant is also underway. We expect to begin taking hotel reservations for Chamonix at www.ChamonixCO.com shortly. We look forward to welcoming guests to our Chamonix Casino Hotel on December 26, 2023. It will be the first luxury casino hotel in the Colorado Springs area, and we believe it will be one of the best casino hotels in the entire Midwest.”

On a consolidated basis, revenues in the second quarter of 2023 were $59.4 million, a 33.8% increase from $44.4 million in the prior-year period. Net loss for the second quarter of 2023 was $5.6 million, or $(0.16) per diluted common share, which includes $1.1 million of preopening and development costs, primarily related to our Chamonix construction project, and significant depreciation and amortization charges related to The Temporary. In the prior-year period, net loss was $4.4 million, or $(0.13) per diluted common share, reflecting $1.6 million of preopening and development costs, Rising Star’s sale of “free play” (which also occurred during 2023, though in the first quarter instead of the second quarter), and the acceleration of deferred revenue for two sports wagering agreements that ceased operations in May 2022. Adjusted EBITDA(a) was $10.5 million in the 2023 second quarter, versus $12.1 million in the prior-year period, reflecting the items mentioned above, plus elevated marketing, training expenses, and other ramp-up costs for the newly-opened Temporary.

For project renderings and live construction webcams of our Chamonix project, please visit www.ChamonixCO.com.

Second Quarter Highlights and Subsequent Events

●	Midwest & South. This segment includes Silver Slipper Casino and Hotel, Rising Star Casino Resort, and The Temporary by American Place. Revenues for the segment were $49.9 million in the second quarter of 2023, a 51.5% increase from $32.9 million in the prior-year period. Adjusted Segment EBITDA rose to $9.4 million, a 2.6% increase from $9.1 million in the prior-year period. These results reflect the February 17, 2023 opening of The Temporary, our newest casino located in Waukegan, Illinois. In the second quarter of 2023, The Temporary generated $20.3 million of revenue and $4.1 million of Adjusted Property EBITDA. We expect The Temporary’s results to increase in the coming quarters, as the property’s database continues to expand and marketing, labor and other early costs normalize. Additionally, results for the prior-year’s second quarter include Rising Star’s sale of “free play,” which resulted in $2.1 million of revenue and income. Rising Star also sold its “free play” for $2.1 million during 2023, though in the first quarter instead of the second quarter.

Excluding results from The Temporary, same-store revenues declined to $29.6 million from $32.9 million, largely due to the sale of “free play” at Rising Star, as noted above. Same-store Adjusted Segment EBITDA declined to $5.3 million from $9.1 million, due largely to the “free play” sale and increases in labor expenses and insurance costs at Silver Slipper.
●	West. This segment includes Grand Lodge Casino (located within the Hyatt Regency Lake Tahoe resort in Incline Village), Stockman’s Casino, Bronco Billy’s Casino and Hotel and, upon its expected opening in December 2023, will include Chamonix Casino Hotel. Revenues for the segment were $8.1 million in the second quarter of 2023 versus $9.3 million in the prior-year period. Adjusted Segment EBITDA was $0.2 million versus $1.7 million. Results in both periods reflect the temporary loss of all on-site parking and on-site hotel rooms at Bronco Billy’s to accommodate the construction of neighboring Chamonix. Additionally, the current period reflects heavy winter snowfall in the Lake Tahoe region, which delayed the return of seasonal residents to Incline Village.

●	Contracted Sports Wagering. This segment consists of our on-site and online sports wagering “skins” (akin to websites) in Colorado, Indiana and, upon launch, Illinois. Revenues and Adjusted Segment EBITDA were both $1.4 million in the second quarter of 2023, reflecting all three of our permitted skins now contractually live in Colorado and two of our three skins live in Indiana. Revenues and Adjusted EBITDA were both $2.2 million in the prior-year period, reflecting an acceleration of deferred revenue for two agreements that ceased operations in May 2022, when one of our contracted parties ended its online operations.

The results of this segment do not yet include income contribution from our Illinois sports skin. For this sports skin, we will receive a percentage of revenues, as defined in the contract, subject to a minimum amount of $5 million per year. Under the agreement, we begin to receive revenue payments for our Illinois sports skin in August 2023, irrespective of whether online sports wagering operations have begun. The total annualized minimum amount for all six of our current sports wagering agreements will be $10 million once this Illinois skin is live.

Liquidity and Capital Resources

As of June 30, 2023, we had $113.6 million in cash and cash equivalents, including $78.1 million of cash reserved under our bond indentures to complete the construction of Chamonix. Our debt consisted primarily of $450.0 million in outstanding senior secured notes due 2028, which become callable at specified premiums beginning in February 2024, and $27.0 million outstanding under our revolving credit facility.

Conference Call Information

We will host a conference call for investors today, August 8, 2023, at 4:30 p.m. ET (1:30 p.m. PT) to discuss our 2023 second quarter results. Investors can access the live audio webcast from our website at www.fullhouseresorts.com under the investor relations section. The conference call can also be accessed by dialing (201) 689-8470.

A replay of the conference call will be available shortly after the conclusion of the call through August 22, 2023. To access the replay, please visit www.fullhouseresorts.com. Investors can also access the replay by dialing (412) 317-6671 and using the passcode 13739434.

(a) Reconciliation of Non-GAAP Financial Measures

Our presentation of non-GAAP Measures may be different from the presentation used by other companies, and therefore, comparability may be limited. While excluded from certain non-GAAP Measures, depreciation and amortization expense, interest expense, income taxes and other items have been and will be incurred. Each of these items should also be considered in the overall evaluation of our results. Additionally, our non-GAAP Measures do not consider capital expenditures and other investing activities and should not be considered as a measure of our liquidity. We compensate for these limitations by providing the relevant disclosure of our depreciation and amortization, interest and income taxes, and other items both in our reconciliations to the historical GAAP financial measures and in our consolidated financial statements, all of which should be considered when evaluating our performance.

Our non-GAAP Measures are to be used in addition to, and in conjunction with, results presented in accordance with GAAP. These non-GAAP Measures should not be considered as an alternative to net income, operating income, or any other operating performance measure prescribed by GAAP, nor should these measures be relied upon to the exclusion of GAAP financial measures. These non-GAAP Measures reflect additional ways of viewing our operations that we believe, when viewed with our GAAP results and the reconciliations to the corresponding historical GAAP financial measures, provide a more complete understanding of factors and trends affecting our business than could be obtained absent this disclosure. Management strongly encourages investors to review our financial information in its entirety and not to rely on a single financial measure.

Adjusted Segment EBITDA. We utilize Adjusted Segment EBITDA as the measure of segment profitability in assessing performance and allocating resources at the reportable segment level. Adjusted Segment EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each segment.

Same-store Adjusted Segment EBITDA. Same-store Adjusted Segment EBITDA is Adjusted Segment EBITDA further adjusted to exclude the Adjusted Property EBITDA of properties that have not been in operation for a full year. Adjusted Property EBITDA is defined as earnings before interest and other non-operating income (expense), taxes, depreciation and amortization, preopening expenses, impairment charges, asset write-offs, recoveries, gain (loss) from asset disposals, project development and acquisition costs, non-cash share-based compensation expense, and corporate-related costs and expenses that are not allocated to each property.

Adjusted EBITDA. We also utilize Adjusted EBITDA, which is defined as Adjusted Segment EBITDA, net of corporate-related costs and expenses. Although Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP, we believe this non-GAAP financial measure provides meaningful supplemental information regarding our performance and liquidity. We utilize this metric or measure internally to focus management on year-over-year changes in core operating performance, which we consider our ordinary, ongoing and customary operations, and which we believe is useful information to investors. Accordingly, management excludes certain items when analyzing core operating performance, such as the items mentioned above, that management believes are not reflective of ordinary, ongoing and customary operations.

Full House Resorts, Inc. and Subsidiaries
Consolidated Statements of Operations (Unaudited)
(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Casino	$45,359	$29,488	$81,346	$58,572
Food and beverage	8,673	6,933	16,333	13,444
Hotel	2,348	2,407	4,492	4,586
Other operations, including contracted sports wagering	3,002	5,555	7,317	9,204
	59,382	44,383	109,488	85,806
Operating costs and expenses
Casino	16,990	10,106	30,334	19,981
Food and beverage	9,030	6,752	16,485	13,320
Hotel	1,228	1,197	2,447	2,268
Other operations	705	545	1,187	1,007
Selling, general and administrative	21,577	14,184	39,806	29,577
Project development costs	17	17	24	182
Preopening costs	1,086	1,534	11,583	2,320
Depreciation and amortization	8,155	1,834	14,014	3,626
(Gain) loss on disposal of assets	—	(5)	—	3
	58,788	36,164	115,880	72,284
Operating income (loss)	594	8,219	(6,392)	13,522
Other (expense) income
Interest expense, net	(5,633)	(6,988)	(10,452)	(13,387)
Loss on modification of debt	—	(19)	—	(4,425)
Gain on insurance settlement	—	—	355	—
	(5,633)	(7,007)	(10,097)	(17,812)
(Loss) income before income taxes	(5,039)	1,212	(16,489)	(4,290)
Income tax provision (benefit)	561	5,567	526	(45)
Net loss	$(5,600)	$(4,355)	$(17,015)	$(4,245)

Basic loss per share	$(0.16)	$(0.13)	$(0.49)	$(0.12)
Diluted loss per share	$(0.16)	$(0.13)	$(0.49)	$(0.12)

Basic weighted average number of common shares outstanding	34,496	34,364	34,453	34,313
Diluted weighted average number of common shares outstanding	34,496	34,416	34,453	34,358

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Segment Revenues, Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Revenues
Midwest & South	$49,911	$32,936	$90,713	$62,882
West	8,089	9,278	16,213	17,924
Contracted Sports Wagering	1,382	2,169	2,562	5,000
	$59,382	$44,383	$109,488	$85,806
Adjusted Segment EBITDA(1) and Adjusted EBITDA
Midwest & South	$9,391	$9,149	$20,077	$16,239
West	177	1,684	234	2,191
Contracted Sports Wagering	1,361	2,196	2,522	4,964
Adjusted Segment EBITDA	10,929	13,029	22,833	23,394
Corporate	(422)	(943)	(2,201)	(2,911)
Adjusted EBITDA	$10,507	$12,086	$20,632	$20,483

__________

(1)	The Company utilizes Adjusted Segment EBITDA as the measure of segment operating profitability in assessing performance and allocating resources at the reportable segment level.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Same-store Revenues and Adjusted Segment EBITDA

(In thousands, Unaudited)

	Three Months Ended			Six Months Ended
	June 30,		Increase /	June 30,		Increase /
	2023	2022	(Decrease)	2023	2022	(Decrease)
Midwest & South same-store total revenues(1)	$29,584	$32,936	(10.2)%	$59,966	$62,882	(4.6)%
The Temporary by American Place	20,327	—	N.M.	30,747	—	N.M.
Midwest & South total revenues	$49,911	$32,936	51.5%	$90,713	$62,882	44.3%

Midwest & South same-store Adjusted Segment EBITDA(1)	$5,258	$9,149	(42.5)%	$12,372	$16,239	(23.8)%
The Temporary by American Place	4,133	—	N.M.	7,705	—	N.M.
Midwest & South Adjusted Segment EBITDA	$9,391	$9,149	2.6%	$20,077	$16,239	23.6%

__________
N.M. Not meaningful.

(1)	Same-store operations exclude results from The Temporary by American Place, which opened on February 17, 2023.

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Net Loss and Operating Income (Loss) to Adjusted EBITDA

(In thousands, Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2023	2022	2023	2022
Net loss	$(5,600)	$(4,355)	$(17,015)	$(4,245)
Income tax provision (benefit)	561	5,567	526	(45)
Interest expense, net	5,633	6,988	10,452	13,387
Loss on modification of debt	—	19	—	4,425
Gain on insurance settlement	—	—	(355)	—
Operating income (loss)	594	8,219	(6,392)	13,522
Project development costs	17	17	24	182
Preopening costs	1,086	1,534	11,583	2,320
Depreciation and amortization	8,155	1,834	14,014	3,626
(Gain) loss on disposal of assets	—	(5)	—	3
Stock-based compensation	655	487	1,403	830
Adjusted EBITDA	$10,507	$12,086	$20,632	$20,483

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Three Months Ended June 30, 2023
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$1,830	$7,556	$—	$5	$—	$9,391
West	(1,473)	569	—	1,081	—	177
Contracted Sports Wagering	1,361	—	—	—	—	1,361
	1,718	8,125	—	1,086	—	10,929
Other operations
Corporate	(1,124)	30	17	—	655	(422)
	$594	$8,155	$17	$1,086	$655	$10,507

Three Months Ended June 30, 2022
							Adjusted
							Segment
	Operating	Depreciation	Gain on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$7,003	$1,281	$—	$—	$865	$—	$9,149
West	496	524	(5)	—	669	—	1,684
Contracted Sports Wagering	2,196	—	—	—	—	—	2,196
	9,695	1,805	(5)	—	1,534	—	13,029
Other operations
Corporate	(1,476)	29	—	17	—	487	(943)
	$8,219	$1,834	$(5)	$17	$1,534	$487	$12,086

Full House Resorts, Inc. and Subsidiaries

Supplemental Information

Reconciliation of Operating Income (Loss) to Adjusted Segment EBITDA and Adjusted EBITDA

(In thousands, Unaudited)

Six Months Ended June 30, 2023
						Adjusted
						Segment
	Operating	Depreciation	Project		Stock-	EBITDA and
	Income	and	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$(2,836)	$12,812	$—	$10,101	$—	$20,077
West	(2,389)	1,141	—	1,482	—	234
Contracted Sports Wagering	2,522	—	—	—	—	2,522
	(2,703)	13,953	—	11,583	—	22,833
Other operations
Corporate	(3,689)	61	24	—	1,403	(2,201)
	$(6,392)	$14,014	$24	$11,583	$1,403	$20,632

Six Months Ended June 30, 2022
							Adjusted
			Loss (gain)				Segment
	Operating	Depreciation	on	Project		Stock-	EBITDA and
	Income	and	Disposal	Development	Preopening	Based	Adjusted
	(Loss)	Amortization	of Assets	Costs	Costs	Compensation	EBITDA
Reporting segments
Midwest & South	$12,028	$2,552	$8	$—	$1,651	$—	$16,239
West	515	1,012	(5)	—	669	—	2,191
Contracted Sports Wagering	4,964	—	—	—	—	—	4,964
	17,507	3,564	3	—	2,320	—	23,394
Other operations
Corporate	(3,985)	62	—	182	—	830	(2,911)
	$13,522	$3,626	$3	$182	$2,320	$830	$20,483

Cautionary Note Regarding Forward-looking Statements

This press release contains statements by us and our officers that are “forward-looking statements” within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by words such as: “anticipate,” “intend,” “plan,” “believe,” “project,” “expect,” “future,” “should,” “will” and similar references to future periods. Some forward-looking statements in this press release include those regarding our expected construction budgets, estimated commencement and completion dates, expected amenities, and our expected operational performance for Chamonix and American Place, including The Temporary; and our expectations regarding the success and commencement dates of any new sports wagering contracts or operations in Colorado, Indiana or Illinois. Forward-looking statements are neither historical facts nor assurances of future performance. Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict and many of which are outside of our control. Such risks include, without limitation, our ability to repay our substantial indebtedness; inflation and its potential impacts on labor costs and the price of food, construction, and other materials; the effects of potential disruptions in the supply chains for goods, such as food, lumber, and other materials; general macroeconomic conditions; our ability to effectively manage and control expenses; our ability to complete Chamonix or other construction projects, including American Place, on-time and on-budget; legal or regulatory restrictions, delays, or challenges for our construction projects, including American Place; construction risks, disputes and cost overruns; dependence on existing management; competition; uncertainties over the development and success of our expansion projects; the financial performance of our finished projects and renovations; effectiveness of expense and operating efficiencies; and regulatory and business conditions in the gaming industry (including the possible authorization or expansion of gaming in the states we operate or nearby states). Additional information concerning potential factors that could affect our financial condition and results of operations is included in the reports we file with the Securities and Exchange Commission, including, but not limited to, Part I, Item 1A. Risk Factors and Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations of our Annual Report on Form 10-K for the most recently ended fiscal year and our other periodic reports filed with the Securities and Exchange Commission. We are under no obligation to (and expressly disclaim any such obligation to) update or revise our forward-looking statements as a result of new information, future events or otherwise. Actual results may differ materially from those indicated in the forward-looking statements. Therefore, you should not rely on any of these forward-looking statements.

About Full House Resorts, Inc.

Full House Resorts owns, leases, develops and operates gaming facilities throughout the country. Our properties include The Temporary by American Place in Waukegan, Illinois; Silver Slipper Casino and Hotel in Hancock County, Mississippi; Bronco Billy’s Casino and Hotel in Cripple Creek, Colorado; Rising Star Casino Resort in Rising Sun, Indiana; Stockman’s Casino in Fallon, Nevada; and Grand Lodge Casino, located within the Hyatt Regency Lake Tahoe Resort, Spa and Casino in Incline Village, Nevada. We are currently constructing Chamonix Casino Hotel, a new luxury hotel and casino expected to open in December 2023 in Cripple Creek, Colorado. For further information, please visit www.fullhouseresorts.com.

Contact:

Lewis Fanger, Chief Financial Officer

Full House Resorts, Inc.

702-221-7800

www.fullhouseresorts.com